Exhibit 21.1


PELICAN PROPERTIES INTERNATIONAL SUBSIDIARIES



         1.       Vintage Hotels Corporation

         2.       Purchasing Concepts, Inc.

         3.       Palmer Inn, Princeton, LLC

         4.       Wheeling City Center Hotel, LLC

         5.       Old Point Comfort Hotel, LLC

         6.       Ohio Key I, Inc.

         7.       Ohio Key II, Inc.

         8.       Sunshine Key Resorts, LP